Exhibit 10.53

March 19, 2015

[Name]

[Address 1]

[Address 2]

[City, State, Zip]

Re:	2015 Transaction Bonus Agreement

Dear [Name]:

Reference is made to the Transaction Bonus letter agreement, dated February 24, 2014 (the “Original Agreement”), pursuant to which you were selected to receive a cash bonus in connection with the anticipated consummation of the proposed business combination between US Foods, Inc. (the “Company”) and Sysco Corporation (the “Proposed Transaction”).

As you may be aware, the closing of the Proposed Transaction (the “Closing”) has been delayed beyond the original anticipated timeline. As a result of this, the Company wishes to provide you the ability to receive the Transaction Bonus (as defined in the Original Agreement) earlier than as provided therein, as provided in this letter agreement (this “Agreement”), on the terms set forth below:

In the event the Closing does not occur prior to September 15, 2015, subject to your continued employment with the Company through such date, notwithstanding anything in the Original Agreement to the contrary, you will be entitled to receive a Transaction Bonus within 60 days after such date.

Notwithstanding the foregoing, (i) if the Company involuntarily terminates your employment without “Cause” (as defined in the Original Agreement); (ii) if you die; or (iii) if your employment is terminated as a result of Permanent Disability (as defined in the Original Agreement), you will remain eligible to receive the Transaction Bonus in accordance with the terms of this Agreement as if your employment had not terminated.

Vesting Subject to Conditions. You do not have a vested right to a Transaction Bonus under this Agreement until the applicable eligibility conditions set forth in this Agreement are met.

Section 409A. The Company intends the Transaction Bonus to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”),

9399 West Higgins Road, Suite 500  |  Rosemont, Illinois 60018  |  TEL 847.720.8000  |  www.usfoodservice.com

pursuant to the short term deferral exception under Treas. Reg. Section 1.409A - 1(b)(4). However, if the Transaction Bonus is determined to be “deferred compensation” within the meaning of Section 409A, then the terms of this letter will be interpreted or reformed in the manner necessary to achieve compliance with Section 409A.

Section 280G. Notwithstanding anything contained in this Agreement to the contrary, if the Company reasonably determines that any portion of the Transaction Bonus would result in loss of any tax deduction as a result of the application of Section 280G of the Code, the payment of the Transaction Bonus (whether under this Agreement or the Original Agreement) shall be subject to and conditioned upon the approval of the stockholders of the Company in a manner that is consistent with Section 280G(b)(5) of the Code, and should the stockholders of the Company fail to approve the Transaction Bonus, no Transaction Bonus shall be payable hereunder.

Taxes. You acknowledge and agree that the Company may withhold and deposit all federal, state, and local income and employment taxes that are owed with respect to the Transaction Bonus.

Amendment and Termination. This Agreement may be amended or terminated in a written action by the Company or its designee, at any time, with your written consent.

No Guarantee of Future Service. This Agreement is intended to provide a financial incentive to you, and is intended to confer no rights to continued employment upon you. Employment remains at-will at all times.

Funding; No Equity Interest; Status as Creditor. No provision of this Agreement shall require the Company, for the purpose of satisfying any obligations under this Agreement, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any asset, nor will the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement will create or be construed to create a trust of any kind. The obligations of the Company under this Agreement are both unfunded and unsecured and will not be construed to cause you to recognize taxable income prior to the time that a payment is actually paid to you in accordance with this Agreement. The liability for payment of a Transaction Bonus is a liability of the Company alone and not of any employee, officer, director or member of the Company. Your sole right under this Agreement will be as a general unsecured creditor of the Company.

No Assignment or Transfer by Employee. None of the rights, benefits, obligations or duties under this Agreement may be assigned or transferred by any person or entity, except by will or under the laws of descent and distribution.

Recovery of Payments. The Company may require any individual to return any Transaction Bonus, or portion thereof, made by mistake of fact or law or based on fraud, and the Company shall have all remedies available at law for the recovery of such amounts.

Governing Law. The rights and obligations arising under this Agreement are governed by and interpreted, construed and enforced in accordance with the laws of the State of Illinois without regard to its or any other jurisdiction’s conflicts of laws principles. The parties submit to the jurisdiction of the state and federal courts of the State of Illinois.

Severability. If any provision of this Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of this Agreement and this Agreement will be construed and enforced as if such provision had not been included.

Confidentiality. The payment of the Transaction Bonus contained herein is conditioned upon your promise to keep all information regarding the Transaction Bonus confidential, including the amount of the cash award and the fact that you have been granted a Transaction Bonus, except that you may share information regarding your Transaction Bonus with your immediate family, your legal advisor, any financial and/or tax advisor you may have and with any governmental agency (e.g., the Internal Revenue Service) or in the event of any legal proceeding regarding this Agreement, in connection therewith. The Company further acknowledges that any requirement under applicable law that it disclose the fact and amount of this Transaction Bonus in any public disclosure does not constitute a violation by you of your covenant hereunder.

Entire Agreement. This Agreement and the Original Agreement set forth all of the agreements and understandings between the Company and you with respect to the subject matter herewith and they supersede and terminate all prior agreements and understandings between the Company and you with respect to the subject matter of this Agreement. Except as modified by this Agreement, this Agreement is not intended to alter or amend the Original Agreement, which shall remain in full force and effect. For the avoidance of doubt, it is expressly understood and agreed that you are eligible to receive a Transaction Bonus under either the Original Agreement or this Agreement, but in no event under both.

Notwithstanding anything herein to the contrary, this Agreement does not impact or affect in any way any ongoing obligations to the Company or, following the Closing, your Employer, regarding confidential information to which you had access by virtue of your employment, restrictions on competitive activities, and non-solicitation of employees and customers, pursuant to any valid agreement you may have as of the date of this Agreement with the Company and you further acknowledge that these obligations continue after your employment with your Employer terminates.

In witness thereof, the Company has executed this Agreement as of the day and year first written above.

US FOODS, INC.

By:
Juliette Pryor, Executive Vice President,
General Counsel and Chief Compliance Officer

Please indicate your agreement to the foregoing by executing this Agreement where indicated below.

By:
Name:	[Name]
Title:	[Title]

Agreed and acknowledged as of this day of , 2015.

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